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                                                                      EXHIBIT 99

NEWS RELEASE                                         [LOGO OF BELL ATLANTIC]



FOR IMMEDIATE RELEASE                         Contact:
January 3, 1999                               Jim Gerace
---------------
                                              908-306-7508
                                              908-472-0700 (MOBILE)
                                              jgerace@mobile.bam.co



                       BELL ATLANTIC CONFIRMS DISCUSSIONS

NEW YORK - Bell Atlantic (NYSE: BEL) today confirmed that discussions are taking place with AirTouch Communications (NYSE:ATI) relating to a possible business combination between the two companies. Bell Atlantic said that there can be no assurance that any transaction will result from these discussions. No timetable has been established for conclusion of these discussions. No further comment will be made until both parties have reached a definitive agreement or until discussions have been terminated.

     Bell Atlantic is at the forefront of the new communications and information industry. With 42 million telephone access lines and eight million wireless customers worldwide, Bell Atlantic companies are premier providers of advanced wireline voice and data services, market leaders in wireless services and the world's largest publishers of directory information. Bell Atlantic companies are also among the world's largest investors in high-growth global communications markets, with operations and investments in 23 countries.


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